Financial Statement No. 1.2
                                    Eastern Edison Company

                        Capitalization at         Adjusted for Maximum
                        June 30, 1995             Short-Term Debt Request
                         $      % w/o    % w         $       % w/o    % w
                      Millions   STD      STD     Millions    STD     STD

Long-term Debt        $264.3     50.8%   50.8%     $264.3    50.8%   48.9%

Preferred Stock         25.7      4.9%    4.9%       25.7     4.9%    4.7%

Common Equity          230.8     44.3%   44.3%      230.8    44.3%   42.7%

    Sub-total         $520.8                       $520.8

Short-term Debt          0.0              0.0%       20.0             3.7%

Total Capitalization  $520.8    100.0%  100.0%     $540.8   100.0%  100.0%